INVESTOR CONTACT Gregg Swearingen 937-242-4600 office gregg.swearingen@teradata.com MEDIA CONTACT Jennifer Donahue 858-485-3029 officej jennifer.donahue@teradata.com

Teradata Reports 2018 Third Quarter Results

•	Third quarter revenue of $526 million, unchanged from prior-year period, up 2 percent in constant currency(1)

•	Recurring revenue up 7 percent, up 9 percent in constant currency, from prior-year period(1)

•	Subscription-based transactions contributed 82 percent of bookings mix in the quarter, higher than expected

•	Third quarter cash from operations and free cash flow as expected(2)

•	Repurchased 1.2 million shares during the third quarter for approximately $49 million, $206 million YTD

SAN DIEGO - November 1, 2018 -- Teradata Corp. (NYSE: TDC) reported revenue of $526 million for the quarter ended September 30, 2018, the same as reported in the third quarter of 2017 (up 2 percent in constant currency(1)). Recurring revenue of $312 million was up 7 percent (up 9 percent in constant currency(1)) from the third quarter of 2017. Subscription-based transactions contributed 82 percent of the company’s bookings mix in the quarter, higher than anticipated and better than Teradata’s recently increased full-year expectation of 65-70 percent. Currency movement during the third quarter resulted in 1.5 points of sequential headwind from the second quarter of 2018.

Teradata reported net income of $18 million under U.S. Generally Accepted Accounting Principles (GAAP) in the third quarter of 2018, or $0.15 per diluted share, which compared to net income of $13 million, or $0.10 per diluted share, in the third quarter of 2017. Non-GAAP net income in the third quarter of 2018, which excludes stock-based compensation expense and special items, was $43 million, or $0.36 per diluted share, as compared to $36 million, or $0.29 per diluted share in the third quarter of 2017(3).

“We are seeing the bookings mix shift to our subscription-based options faster than we estimated 90 days ago; this indicates our new strategy and business approach is resonating with customers,” said Vic Lund, President and Chief Executive Officer, Teradata. “At our previously estimated bookings mix for subscription-based options, we would have exceeded our Q3 revenue guidance, however the accelerating adoption of subscriptions is better for customers, Teradata’s future and our shareholders. I would like to thank everyone at Teradata for rising above the challenge to successfully execute our strategy.”

Gross Margin
For the third quarter of 2018, gross margin reported under GAAP was 50.2 percent versus 47.5 percent for the third quarter of 2017. On a non-GAAP basis, excluding stock-based compensation expense and special items, gross margin for the third quarter of 2018 was 52.9 percent, versus 51.3 percent in the prior-year period(3). Growth in recurring revenue and consulting gross margin improvement drove the increase over the prior year.

Operating Income
Operating income reported under GAAP in the third quarter of 2018 was $14 million compared to $9 million in the third quarter of 2017. On a non-GAAP basis, excluding stock-based compensation expense and special items, operating income was $56 million in the third quarter of 2018, versus $52 million in the third quarter of 2017(3).

Income Taxes
Teradata’s tax rate under GAAP was (80.0) percent for the third quarter of 2018 compared to (116.7) percent in the third quarter of 2017. Excluding special items, Teradata’s non-GAAP tax rate was 17.3 percent in the third quarter of 2018 versus 26.5 percent in the third quarter of 2017(3). The decrease in the non-GAAP effective tax rate was largely due to the decrease in the U.S. statutory rate effective in 2018 as a result of U.S. tax reform enacted in late 2017.

Cash Flow
Teradata used $33 million of cash in operating activities in the third quarter of 2018, compared to using $8 million in the same period in 2017. During the quarter, Teradata used $35 million, versus using $32 million in the third quarter of 2017, for capital expenditures. In the third quarter of 2018, Teradata’s free cash flow was negative $68 million, compared to negative $40 million in the third quarter of 2017(2).

Year to date, Teradata generated $257 million of cash from operating activities versus $301 million in 2017. Free cash flow for the first nine months of 2018 was $160 million, compared to $235 million for the same period in 2017(2).

Balance Sheet
Teradata ended the third quarter of 2018 with $768 million in cash. As of September 30, 2018, Teradata had repatriated $800 million of cash previously held internationally, completing the total repatriation planned for 2018. Teradata anticipates using a portion of these repatriated funds for share repurchases and expects to retain the remainder for general corporate purposes.

During the third quarter of 2018, Teradata repurchased 1.2 million shares of the Company’s common stock for approximately $49 million. Year to date, the Company has repurchased 5.4 million shares for approximately $206 million. Teradata currently has approximately $338 million of Board authorization remaining for share repurchases.

The Company had total debt of $500 million as of September 30, 2018. In addition, the Company had $22 million in outstanding capital lease obligations. There were no funds drawn on the company’s $400 million revolving credit facility as of September 30, 2018.

Guidance
As a result of the faster than expected shift to subscription-based transactions, Teradata now expects its 2018 full year subscription-based bookings mix to be at the higher end of its previous expected range of 65 percent to 70 percent. However, Teradata continues to expect 2018 full-year revenue to be in the $2.130 billion to $2.150 billion range. Correspondingly, Teradata expects revenue in the fourth quarter of 2018 to be in the $555 million to $575 million range.

For the full year, recurring revenue is expected to increase approximately 9 percent reported as well as in constant currency.

As a result, Teradata expects full-year 2018 GAAP earnings per share to be $0.27 to $0.31. On a non-GAAP basis, which excludes stock-based compensation expense and special items, earnings per share expected to be in the $1.22 to $1.26 range(3). GAAP earnings per share in the fourth quarter of 2018 is expected to be in the $0.14 to $0.18 range. Non-GAAP earnings per share in the fourth quarter is expected to be in the $0.41 to $0.45 range(3).

Earnings Conference Call
A conference call is scheduled today at 2:00 p.m. PT to discuss the Company’s third quarter 2018 results. Access to the conference call, as well as a replay of the call, is available on Teradata’s website at investor.teradata.com.

Supplemental Financial Information
Additional information regarding Teradata’s operating results is provided below as well as on the Investor Relations page of Teradata’s website.

1.
The impact of currency is determined by calculating the prior-period results using the current-year monthly average currency rates. See the foreign currency fluctuation schedule on the Investor Relations page of the Company’s web site at investor.teradata.com, which is used to determine revenue on a constant currency (“CC”) basis.

Revenue
(in millions)
	For the Three Months ended September 30
	2018	2017	% Change as Reported	% Change in Constant Currency
Recurring revenue	$312	$292	7%	9%
Perpetual software licenses and hardware	77	90	(14%)	(13%)
Consulting services	137	144	(5%)	(3%)
Total revenue	$526	$526	0%	2%

Americas	$277	$292	(5%)	(4%)
International	249	234	6%	10%
Total revenue	$526	$526	0%	2%

	For the Nine Months ended September 30
	2018	2017	2018	2018
Recurring revenue	$926	$846	9%	9%
Perpetual software licenses and hardware	243	271	(10%)	(12%)
Consulting services	407	413	(1%)	(3%)
Total revenue	$1,576	$1,530	3%	2%

Americas	$828	$830	(0%)	0%
International	748	700	7%	4%
Total revenue	$1,576	$1,530	3%	2%

2.
As described below, the Company believes that free cash flow is a useful non-GAAP measure for investors. Teradata defines free cash flow as cash provided/used by operating activities less capital expenditures for property and equipment, and additions to capitalized software. Free cash flow does not have a uniform definition under GAAP and therefore, Teradata’s definition may differ from other companies’ definitions of this measure. Teradata’s management uses free cash flow to assess the financial performance of the Company and believes it is useful for investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures for, among other things, investment in the Company’s existing businesses, strategic acquisitions, strengthening the Company’s balance sheet, repurchase of the Company’s stock and repayment of the Company’s debt obligations, if any. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. This non-GAAP measure is not meant to be considered in isolation, as a substitute for, or superior to, results determined in accordance with GAAP, and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP.

(in millions)	For the Three Months		For the Nine Months
	ended September 30		ended September 30
	2018	2017	2018	2017

Cash (used) / provided by operating activities (GAAP)	$(33)	$(8)	$257	$301
Less capital expenditures for:
Expenditures for property and equipment	(34)	(29)	(92)	(59)
Additions to capitalized software	(1)	(3)	(5)	(7)
Total capital expenditures	(35)	(32)	(97)	(66)
Free Cash Flow (non-GAAP measure)	$(68)	$(40)	$160	$235

3.
Teradata reports its results in accordance with GAAP. However, as described below, the Company believes that certain non-GAAP measures such as non-GAAP gross profit, non-GAAP operating income, non-GAAP net income, and non-GAAP earnings per diluted share, or EPS, all of which exclude certain items (as well as free cash flow) are useful for investors. Our non-GAAP measures are not meant to be considered in isolation or as substitutes for, or superior to, results determined in accordance with GAAP, and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP.

The following tables reconcile Teradata’s actual and projected results and EPS under GAAP to the Company’s actual and projected non-GAAP results and EPS for the periods presented, which exclude certain specified items. Our management internally uses supplemental non-GAAP financial measures, such as gross profit, operating income, net income and EPS, excluding certain items, to understand, manage and evaluate our business and support operating decisions on a regular basis. The Company believes such non-GAAP financial measures (1) provide useful information to investors regarding the underlying business trends and performance of the Company’s ongoing operations, (2) are useful for period-over-period comparisons of such operations and results, that may be more easily compared to peer companies and allow investors a view of the Company’s operating results excluding stock-based compensation expense and special items, (3) provide useful information to management and investors regarding present and future business trends, and (4) provide consistency and comparability with past reports and projections of future results.

Teradata’s reconciliation of GAAP to non-GAAP results included in this release.

	For the Three Months			For the Nine Months
(in millions, except per share data)	ended September 30			ended September 30
Gross Profit:	2018	2017	% Chg.	2018	2017	% Chg.
GAAP Gross Profit	$264	$250	6%	$737	$717	3%
% of Revenue	50.2%	47.5%		46.8%	46.9%

Excluding:
Stock-based compensation expense	3	3		11	10
Acquisition, integration, reorganization related, and other costs	0	1		3	4
Amortization of capitalized software	11	16		38	56
Non-GAAP Gross Profit	$278	$270	3%	$789	$787	-
% of Revenue	52.9%	51.3%		50.1%	51.4%
Operating Income
GAAP Operating Income	$14	$9	56%	$20	$8	150%
% of Revenue	2.7%	1.7%		1.3%	0.5%

Excluding:
Stock-based compensation expense	15	17		50	51
Amortization of acquisition-related intangible assets	1	2		4	5
Acquisition, integration, reorganization related, and other costs	15	8		24	39
Amortization of capitalized software	11	16		38	56
Non-GAAP Operating Income	$56	$52	8%	$136	$159	(14%)
% of Revenue	10.6%	9.9%		8.6%	10.4%

Net Income
GAAP Net Income	$18	$13	38%	$15	$7	114%
% of Revenue	3.4%	2.5%		1.0%	0.5%

Excluding:
Stock-based compensation expense	15	17		50	51
Amortization of acquisition-related intangible assets	1	2		4	5
Acquisition, integration, reorganization related, and other costs	15	8		24	38
Amortization of capitalized software	11	16		38	56
Income tax adjustments*	(17)	(20)		(33)	(56)
Non-GAAP Net Income	$43	$36	19%	$98	$101	(3%)
% of Revenue	8.2%	6.8%		6.2%	6.6%

	For the Three Months		For the Nine Months
	ended September 30		ended September 30
Earnings Per Share:	2018	2017	2018	2017	2018 Q4 Guidance	2018 FY Guidance
GAAP Diluted Earnings Per Share	$0.15	$0.10	$0.12	$0.05	$ 0.14 - $ 0.18	$ 0.27 - $ 0.31
Excluding:
Stock-based compensation expense	0.12	0.14	0.41	0.40	0.12	0.53
Amortization of acquisition-related intangible assets	0.01	0.02	0.03	0.04	0.02	0.05
Acquisition, integration and reorganization related costs	0.12	0.07	0.20	0.31	0.10	0.30
Amortization of capitalized software	0.09	0.12	0.31	0.42	0.09	0.40
Income tax adjustments*	(0.13)	(0.16)	(0.27)	(0.44)	(0.06)	(0.33)
Non-GAAP Diluted Earnings Per Share	$0.36	$0.29	$0.8	$0.78	$ 0.41 - $ 0.45	$1.22 - $1.26

* Represents the income tax effect of the pre-tax adjustments to reconcile GAAP to Non-GAAP income based on the applicable jurisdictional statutory tax rate of the underlying item in addition to the tax impact for U.S. tax reform. Including the income tax effect assists investors in understanding the tax provision associated with those adjustments and the effective tax rate related to the underlying business and performance of the Company’s ongoing operations. As a result of these adjustments, the Company’s non-GAAP effective tax rate for the third quarter of 2018 was 17.3% and 26.5% in the third quarter of 2017.

Note to Investors
This news release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements generally relate to opinions, beliefs and projections of expected future financial and operating performance, business trends, and market conditions, among other things. These forward-looking statements are based upon current expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially, including the factors discussed in this release and those relating to: the global economic environment and business conditions in general or on the ability of our suppliers to meet their commitments to us, or the timing of purchases by our current and potential customers; the rapidly changing and intensely competitive nature of the information technology industry and the data analytics business, including the increased pressure on price/performance for data analytics solutions and changes in customer’s buying patterns; fluctuations in our operating results, including as a result of the pace and extent to which customers shift from perpetual to subscription-based licenses; our ability to realize the anticipated benefits of our business transformation program or other restructuring and cost saving initiatives; risks inherent in operating in foreign countries, including the impact of economic, political, and legal conditions, and foreign currency fluctuations; risks associated with data privacy, cyber-attacks and maintaining secure and effective internal information technology and control systems; the timely and successful development, production or acquisition and market acceptance of new and existing products and services; tax rates and the impact of recent tax reform legislation; turnover of workforce and the ability to attract and retain skilled employees; protecting our intellectual property; availability and successful exploitation of new acquisition and alliance opportunities; recurring revenue may decline or fail to be renewed; the impact on our business and financial reporting from changes in accounting rules, including Topic ASC 606; and other factors described from time to time in Teradata’s filings with the U.S. Securities and Exchange Commission, including its annual report on Form 10-K and subsequent quarterly reports on Forms 10-Q, as well as the Company’s annual report to stockholders. Teradata does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Teradata
Teradata transforms how businesses work and people live through the power of data. Teradata leverages all of the data, all of the time, so you can analyze anything, deploy anywhere, and deliver analytics that matter. We call this pervasive data intelligence. And it’s the answer to the complexity, cost, and inadequacy of today’s approach to analytics. Get the answer at teradata.com.

Teradata and the Teradata logo are trademarks or registered trademarks of Teradata Corporation and/or its affiliates in the U.S. and worldwide.

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SCHEDULE A

TERADATA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts - unaudited)

	For the Period Ended September 30
	Three Months			Nine Months
	2018	2017	% Chg	2018	2017	% Chg
Revenue
Recurring	$312	$292	7%	$926	$846	9%
Perpetual software licenses and hardware	77	90	(14)%	243	271	(10)%
Consulting services	137	144	(5)%	407	413	(1)%
Total revenue	526	526	0%	1,576	1,530	3%
Gross profit
Recurring	219	208		655	623
% of Revenue	70.2%	71.2%		70.7%	73.6%
Perpetual software licenses and hardware	34	39		79	102
% of Revenue	44.2%	43.3%		32.5%	37.6%
Consulting services	11	3		3	(8)
% of Revenue	8.0%	2.1%		0.7%	(1.9)%
Total gross profit	264	250		737	717
% of Revenue	50.2%	47.5%		46.8%	46.9%

Selling, general and administrative expenses	166	161		481	481
Research and development expenses	84	80		236	228
Income from operations	14	9		20	8
% of Revenue	2.7%	1.7%		1.3%	0.5%

Other expense, net	(4)	(3)		(12)	(7)

Income before income taxes	10	6		8	1
% of Revenue	1.9%	1.1%		0.5%	0.1%

Income tax benefit	(8)	(7)		(7)	(6)
% Tax rate	(80.0)%	(116.7)%		(87.5)%	(600.0)%

Net income	$18	$13		$15	$7
% of Revenue	3.4%	2.5%		1.0%	0.5%

Net income per common share
Basic	$0.15	$0.11		0.13	0.05
Diluted	$0.15	$0.10		0.12	0.05

Weighted average common shares outstanding
Basic	118.7	123.7		119.9	127.3
Diluted	120.7	125.8		121.8	129.1

SCHEDULE B

TERADATA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions - unaudited)

	September 30, 2018	June 30, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$768	$882	$1,089
Accounts receivable, net	372	369	554
Inventories	45	28	30
Other current assets	99	104	77
Total current assets	1,284	1,383	1,750
Property and equipment, net	226	187	162
Capitalized software, net	84	95	121
Goodwill	396	397	399
Acquired intangible assets, net	17	19	23
Deferred income taxes	54	54	57
Other assets	75	68	44
Total assets	$2,136	$2,203	$2,556

Liabilities and stockholders' equity
Current liabilities
Current portion of long-term debt	$13	$6	$60
Short-term borrowings	—	—	240
Accounts payable	95	83	74
Payroll and benefits liabilities	147	136	173
Deferred revenue	384	461	414
Other current liabilities	86	88	102
Total current liabilities	725	774	1,063
Long-term debt	484	491	478
Pension and other postemployment plan liabilities	109	109	109
Long-term deferred revenue	102	109	85
Deferred tax liabilities	4	8	4
Other liabilities	152	140	149
Total liabilities	1,576	1,631	1,888
Stockholders' equity
Common stock	1	1	1
Paid-in capital	1,397	1,376	1,320
Accumulated deficit	(745)	(714)	(579)
Accumulated other comprehensive loss	(93)	(91)	(74)
Total stockholders' equity	560	572	668
Total liabilities and stockholders' equity	$2,136	$2,203	$2,556

SCHEDULE C

TERADATA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions - unaudited)

	For the Period Ended September 30
	Three Months		Nine Months
	2018	2017	2018	2017
Operating activities
Net income	$18	$13	$15	$7
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	31	33	95	103
Stock-based compensation expense	15	16	50	51
Deferred income taxes	(5)	(2)	(11)	(22)
Changes in assets and liabilities:
Receivables	(3)	(10)	182	182
Inventories	(17)	(3)	(15)	(11)
Current payables and accrued expenses	23	13	(8)	—
Deferred revenue	(83)	(60)	7	(2)
Other assets and liabilities	(12)	(8)	(58)	(7)
Net cash (used in) provided by operating activities	(33)	(8)	257	301
Investing activities
Expenditures for property and equipment	(34)	(29)	(92)	(59)
Additions to capitalized software	(1)	(3)	(5)	(7)
Business acquisitions and other investing activities	—	—	—	(18)
Net cash used in investing activities	(35)	(32)	(97)	(84)
Financing activities
Repurchases of common stock	(49)	(200)	(206)	(351)
Repayments of long-term borrowings	—	(8)	(40)	(23)
Proceeds from credit facility borrowings	—	180	—	180
Repayment of credit facility borrowings	—	—	(240)	—
Payment of capital lease	(1)	—	(1)	—
Other financing activities, net	5	8	23	20
Net cash used in financing activities	(45)	(20)	(464)	(174)
Effect of exchange rate changes on cash and cash equivalents	(2)	—	(17)	8
(Decrease) increase in cash, cash equivalents and restricted cash	(115)	(60)	(321)	51
Cash, cash equivalents and restricted cash at beginning of period	883	1,085	1,089	974
Cash, cash equivalents and restricted cash at end of period	$768	$1,025	$768	$1,025

Supplemental cash flow disclosure:
Non-cash investing and financing activities:
Assets acquired by capital lease	$23	$—	$23	$—

SCHEDULE D

TERADATA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions - unaudited)

	For the Three Months Ended September 30				For the Nine Months Ended September 30
	2018	2017	% Change As Reported	% Change Constant Currency(2)	2018	2017	% Change As Reported	% Change Constant Currency(2)
Segment Revenue
Americas	$277	$292	(5)%	(4)%	$828	$830	0%	0%
International	249	234	6%	10%	748	700	7%	4%
Total segment revenue	526	526	0%	2%	1,576	1,530	3%	2%

Segment gross profit
Americas	158	172			459	481
% of Revenue	57.0%	58.9%			55.4%	58.0%
International	120	98			330	306
% of Revenue	48.2%	41.9%			44.1%	43.7%
Total segment gross profit	278	270			789	787
% of Revenue	52.9%	51.3%			50.1%	51.4%

Reconciling items(1)	(14)	(20)			(52)	(70)
Total gross profit	$264	$250			$737	$717
% of Revenue	50.2%	47.5%			46.8%	46.9%

(1) Reconciling items include stock-based compensation, capitalized software, amortization of acquisition-related intangible assets and acquisition, integration and reorganization-related items.
(2) The impact of currency is determined by calculating the prior period results using the current-year monthly average currency rates.